Pricing Supplement dated October 20, 2006                                                                                    Rule 424(b) (3)
(To Prospectus dated January 16, 2004 and                                                                                    File No.333-111504
Prospectus Supplement dated January 16, 2004)

PACCAR FINANCIAL CORP.
Medium-Term Notes - Floating Rate
CUSIP# 69371RZJ8

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐  Citigroup Global Markets Inc.
☒ Barclays Capital Inc.
☐  BNP Paribas Securities Corp.
☐  McDonald Investments Inc.
☐  Wells Fargo Brokerage Services, LLC
☒ Other: Wachovia Securities
acting as ☐ principal  ☒ agent

at: ☐ varying prices related to prevailing market prices at the time of resale ☒ a fixed initial public offering price of 100% of the Principal Amount.

Principal Amount: $250,000,000:	Original Issue Date:	October 24, 2006

Agent’s Discount or Commission: 0.03%	Maturity Date:	October 26, 2009

Net Proceeds to Company: $249,925,000	Interest Payment Date(s):

Quarterly on the 24th or next business day of January, April, July and October, with the exception of the final coupon on October 26, 2009 via modified following business day convention, commencing January 24, 2007

Calculation Agent:

Interest Calculation:

☒	Regular Floating Rate Note	☐	Floating Rate/Fixed Rate Note
☐	Inverse Floating Rate Note		Fixed Rate Commencement Date:
	Fixed Interest Rate:		Fixed Interest Rate:
☐	Other Floating Rate Note (see attached)

Initial Interest Rate: To be determined
Initial Interest Reset Date: January 24, 2007
Interest Reset Date(s): Quarterly on the 24th or next business day of January, April, July and October via modified following business day convention.

Interest Rate Basis:
☐	CD Rate	☐	Federal Funds Rate		☐	Prime Rate
☐	Commercial Paper Rate	☒	LIBOR		☐	Treasury Rate
☐	CMT Rate	Designated LIBOR Page:			☐	Other (see attached)
	☐ CMT Telerate Page 7051		☐	LIBOR Reuters Page
	☐ CMT Telerate Page 7052		☒	LIBOR Telerate Page 3750
	If CMT Telerate Page 7052:	LIBOR Currency: USD
☐ Weekly Average
☐ Monthly Average

Index Maturity: 3 Month LIBOR
Spread (+/-):  +.04%
Spread Multiplier: N/A
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Day Count Convention:

☐    30/360 for the period from            to            .
☒   Actual/360 for the period from October 24, 2006 to October 26, 2009.
☐    Actual/Actual for the period from            to            .

Redemption:

☒   The Notes may not be redeemed prior to the Maturity Date.

☐    The Notes may be redeemed at the option of the Company prior to Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage:       %

Annual Redemption Percentage Reduction:       % until Redemption Percentage is 100% of the Principal Amount.

☐    The Notes shall be redeemed by the Company prior to the Maturity Date (see attached).

Repayment:

☒          The Notes may not be repaid prior to the Maturity Date.

☐            The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Optional Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars see attached)

Minimum Denominations:                                                                             (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: _____________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

    Issue Price: ___%

Form:   ☒ Book-Entry      ☐ Certificated

Other Provisions: